Exhibit 10.1

FIRST AMENDMENT TO LEASE AGREEMENT

This First Amendment to Lease Agreement is made and entered by and between NORVIN PIN OAK NORTH LLC, NORVIN PIN OAK NORTH II LLC, NORVIN PIN OAK NORTH III LLC, NORVIN PIN OAK NORTH IV LLC, NORVIN PIN OAK NORTH V LLC, and NORVIN PIN OAK NORTH VI LLC, each a Delaware limited liability company (collectively the “Lessor”) and BIO-PATH HOLDINGS, INC., a Delaware corporation (hereinafter the “Lessee”).

WITNESSETH:

WHEREAS, by that certain Lease Agreement dated effective April 9, 2014 (the “Original Lease”), Pin Oak North Parcel TT, LLC, as lessor leased to Lessee certain lease space known as Suite 210 located on the 2nd floor of the building located at 4710 Bellaire, in Bellaire, Harris County, Texas (the “Building”), all as is more fully described in the Original Lease;

WHEREAS, the Original Lease including all addendums, riders, and exhibits thereto, is hereinafter collectively referred to as “Lease Agreement” or “Lease”;

WHEREAS, the leased premises defined in the Lease Agreement as Suite 210 which contain approximately 3,002 square feet is hereinafter referred to as “Leased Premises” or
“Premises”;

WHEREAS, the Lease Agreement has an expiration date of July 31, 2019;

WHEREAS, Lessor is successor in interest to Pin Oak North Parcel TT, LLC to the Lease Agreement;

WHEREAS, Lessor and Lessee desire to amend the Lease Agreement to, among other things, extend the Term for an additional sixty-three (63) months; and

WHEREAS, the parties are willing to agree to this amendment upon the terms and conditions as set forth below.

AGREEMENT

NOW, THEREFORE, for and in consideration of the covenants and mutual benefits to be derived by the parties hereto from the matters set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, Lessor and Lessee agree to amend the Lease Agreement as follows:

1.	Term.

IT IS AGREED that all references contained in the Lease Agreement to the expiration date of the Lease Agreement, including those mentioned in Section 2 (entitled “Term”), and any other provision wherein reference is made to Lessee’s expiration date for the Lease Agreement shall hereinafter refer to an expiration date of October 31, 2024. The parties hereby amend the Lease Agreement to extend the Term by sixty-three (63) months.

2.	Condition of Leased Premises/Improvement Allowance.

Lessee currently occupies the Leased Premises. It is understood and agreed that Lessee accepts the Leased Premises in “AS IS” condition, subject to the construction of the Leasehold Improvements (as defined in Exhibit A). Lessee agrees that Lessor has not made any warranties to Lessee with respect to the quality of construction of any existing leasehold improvements or as to the condition of the Leased Premises except as set forth in this document, either express or implied. Lessor hereby expressly disclaims any implied warranties that the Leased Premises is or will be suitable for Lessee’s “intended commercial purpose”.

As part consideration for Lessee’s acceptance of the Leased Premises in “AS IS” condition (subject to the construction of the Leasehold Improvements), Lessor shall provide Lessee an improvement allowance of $30,020.00 (hereinafter the “Improvement Allowance”). The Improvement Allowance shall be subject to the terms set out in the Work Letter attached hereto as Exhibit “A.” Any additional work, costs and/or expenses over and above the Improvement Allowance shall be paid by Lessee. All work and improvements required by Lessee shall be first pre-approved in writing by Lessor as set forth in the Lease Agreement and the Work Letter.

3.	Base Rent.

IT IS FURTHER AGREED that all references contained in the Lease Agreement to Base Rent, including but not limited to those references contained Section 5 of the Original Lease (entitled “Base Rent”), and any other provision wherein reference is made to the amount of monthly base rent owed by Lessee to Lessor shall hereinafter refer to an amount of monthly Base Rent for the Leased Premises for the periods as follows:

Period	Monthly Installment of Base Rent
August 1, 2019 to October 31, 2019	Abated
November 1, 2019 to October 31, 2020	$7,004.67
November 1, 2020 to October 31, 2021	$7,144.76
November 1, 2021 to October 31, 2022	$7,287.66
November 1, 2022 to October 31, 2023	$7,433.41
November 1, 2023 to October 31, 2024	$7,582.08

The monthly Base Rent as amended is in addition to Lessee’s proportionate share of Basic Costs as defined in the Lease Agreement (which will be abated for the same period of time as the Base Rent is abated pursuant to this Section 3). The Base Year for purposes of calculating Lessee’s monthly proportionate share of Basic Costs for the Leased Premises shall be calendar year 2019, grossed up to 95% occupancy pursuant to Section 6 of the Lease Agreement.

4.	Notices.

IT IS FURTHER AGREED that the Lease Agreement regarding addresses for notices is hereby amended to revise Lessor’s new addresses for notice as follows:

To the Lessor:	Norvin Pin Oak North LLC

c/o Transwestern

Attn: Property Manager

6750 West Loop South, Suite 330

Bellaire, TX 77401

With copy to:

Norvin Pin Oak North LLC

805 Third Ave, 18th Floor

New York, NY 10022

5.	Parking.

IT IS FURTHER AGREED that the Lease Agreement is amended to delete the prior parking provision found in Exhibit B to the Original Lease and to add in its place the following:

“So long as the Lease Agreement of which this agreement is a part shall remain in effect, Lessee or persons designated by Lessee shall rent four (4) reserved parking spaces currently known as [redacted] and will have the option to rent up to five (5) unreserved parking spaces, all to be located in the Building parking garage in locations designated by Lessor from time to time. Lessee shall lease such parking spaces on a “must take and pay” basis during the Lease Agreement.

In addition, Lessor shall provide Lessee with one (1) additional reserved parking space , which Lessee shall rent on a month to month basis. If, at any time during the Term as amended above, Lessor needs to recapture this one (1) additional reserved space (which, for the avoidance of doubt, will in no event be one of the four (4) reserved parking spaces, Lessor shall provide Lessee thirty (30) days written notice wherein such space shall be substituted for an unreserved parking space at the rates provided below in a location designated by Lessor.

Lessee shall pay as rent for each parking space, at the same times and in the same manner as Base Rent is due under the Lease Agreement.

Lessee shall pay initially for each space a sum of Seventy-Five and 00/100 Dollars ($75.00) per month plus applicable sales tax for each reserved parking space and Sixty and 00/100 Dollars ($60.00) per month plus applicable sales tax for each unreserved parking space. The parking rates herein shall remain unchanged for the first twenty-four (24) months of the Term as amended above. All parking charges shall be abated for the first three (3) months of the Term as amended above.

Lessor shall provide Lessee at least sixty (60) days’ notice of any change in the standard parking rates and the giving of such notice shall be deemed an amendment to this Lease Agreement and Lessee shall thereafter pay the adjusted rent.

Lessor expressly reserves the right to designate, relocate and/or redesignate parking spaces and/or areas for Lessee and/or Lessee’s visitors, and to modify the parking structure for other uses or to any extent.

Notwithstanding anything contained in this amendment to the contrary, Lessor shall have the right to recapture any parking space committed by Lessor to Lessee that is not utilized by Lessee for six (6) consecutive months. In the event Lessor exercises such right, Lessor shall have no further obligations to Lessee with respect to such parking spaces.

Lessee shall defend, indemnify, defend (with counsel reasonably acceptable to Lessor) and hold harmless the Lessor Parties from and against all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements (including court costs and reasonable attorneys’ fees) resulting directly or indirectly from the use of the parking spaces.

A condition of any parking shall be in compliance by the parker with garage rules and regulations, including any sticker or other identification system established by Lessor. The current rules and regulations can be found in the management office for Lessee’s convenience and are in effect until notice is given to Lessee of any change. Lessor reserves the right to modify and/or adopt such other reasonable and non-discriminatory rules and regulations for the garage as it deems necessary for the operation of the garage. Lessor may refuse to permit any person who violates the rules to park in the garage, and any violation of the rules shall subject the car to removal.”

6.	Option to Renew.

Lessee is hereby granted one (1) option to renew and extend the Term for a period of five (5) years, commencing on the expiration of the Term, on the same terms and conditions set forth in the Lease Agreement, except that the Base Rent during the Option Term shall be at the then Building Rate as defined below (the “Option Term”). In order to exercise this option, the following conditions must be satisfied:

(1)	Lessee is not in material default (which, for the avoidance of doubt, shall include a monetary default) of the Lease Agreement at the time delivery of notice is required to exercise an option, and if at any time through and including the time the subject Option Term is to commence, Lessee has not been in material default with respect to any terms and conditions contained herein;

(2)	Lessee shall not have assigned the Lease Agreement or any interest therein to any unaffiliated third party, or sublet or otherwise permit lease occupancy by any unaffiliated third party of all or any portion of the Leased Premises during the Term as amended above, regardless of whether the Lessor shall have consented to such assignment, subletting, or occupancy; and

(3)	Lessee shall have given written notice to Lessor no earlier than nine (9) months prior to the expiration date of the Term as amended above, notifying Lessor of Lessee's option to renew. If Lessee fails to properly exercise its option during this period, then the option shall become null and void.

In the event that any of the foregoing conditions are not satisfied upon the expiration date of the Term as amended above, this option shall be null and void and the Term as amended above shall expire at the expiration date as amended above. However, Lessor shall have the right at Lessor’s sole discretion to waive any of the conditions not met by Lessee so long as the waiver is in writing and signed by Lessor.

The “Building Rate” as used herein for the Option Term shall be determined by the fair market annual rental of the Leased Premises reasonably determined by Lessor based on a survey of annual rental rates being charged for the lease in comparable buildings in the immediate Bellaire area which includes the Building, for space comparable to the Leased Premises, taking into account the quality and age of the building, the floor level, quality of tenant improvements provided and other relevant factors and assuming that such annual rental is a “gross” rental pursuant to a lease providing for a pass through of taxes and operating expenses on a proportionate basis. Lessor may consider the then current base rent rate being charged by Lessor for other leases of the Building in determining Building Rate. In addition, Building Rate shall be subject to periodic adjustments in the same manner as herein provided for in the Lease Agreement.

Within thirty (30) days of receiving Lessee’s written notice of intent to exercise the Option Term, Lessor shall present to Lessee in writing, Lessor’s opinion of the prevailing market Building rate. At that time, Lessee shall have thirty (30) days to provide Lessor with written notice accepting or rejecting Lessor’s determination. If Lessee does not notify Lessor that Lessee accepts or rejects its determination within this period of time, the option to extend the Term shall be null and void. If Lessee rejects Lessor’s determination of prevailing market Building Rate, both parties shall attempt to negotiate in good faith an agreed upon Building Rate for another fifteen (15) days. If as of the expiration of such fifteen (15) day period, the parties agree on the Building Rate for the Option Term, the parties shall execute a formal renewal amendment extending the Term and establishing the Building Rate. If as of the expiration of such fifteen (15) day period, the parties do not agree on the Building Rate, the option to extend the Term shall be null and void.

7.	Miscellaneous.

(a)       All the terms of the Lease Agreement not otherwise modified or changed by this document shall remain in full force and effect, according to the terms thereof. Lessor and Lessee hereby ratify and confirm the Lease Agreement as amended hereby. Lessee expressly states that at this time, Lessor is not in default on the terms of the Lease Agreement. Lessor expressly states that at this time, Lessee is not in default on the terms of the Lease Agreement.

(b)       Lessor and Lessee expressly acknowledge that the Lease Agreement as amended by this amendment represents the entire agreement between Lessor and Lessee.

(c)       Lessor and Lessee each represent and warrant that the party executing this document on behalf of such party possesses all lawful rights and authority to enter into this document on behalf of that party; that there are no judgments, decrees, or outstanding orders of any court prohibiting the execution of this document; and that all required approvals, consents and resolutions necessary to effectuate the terms and provisions of this document.

(d)       Lessor and Lessor's agents and Lessee and Lessee’s agents have made no representations or promises, express or implied, in connection with this document except as expressly set forth herein.

(e)       The section headings contained in this document are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections hereof.

(f)       All terms not otherwise defined herein shall have the same meaning assigned to them in the Lease Agreement.

(g)       Lessor and Lessee agree that each provision of the Lease Agreement (as amended by this amendment) for determining charges, amounts, and expenses payable by Lessee is commercially reasonable and, as to each such charge or amount, constitutes a "method by which the charge is to be computed" for purposes of Section 93.012 of the Texas Property Code.

(h)       Lessor and Lessee warrant to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this document, excepting only CBRE, Inc. as Lessor’s broker and Transwestern as Lessee’s broker. Lessee and Lessor agree to indemnify, defend (with counsel reasonably acceptable to the indemnitee) and hold harmless the other party from and against any liability from all other claims for brokerage commissions arising from the negotiation of this document.

This amendment shall be executed in multiple counterparts, each of which shall have the full force and effect of an original, on the later of the dates mentioned below. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of an electronic format data file (i.e. ..pdf), such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof. If so executed, each of such counterparts is to be deemed an original for all purposes, and all such counterparts shall, collectively, constitute one agreement.

SIGNATURE PAGE FOLLOWS:

LESSOR:

NORVIN PIN OAK NORTH LLC,

NORVIN PIN OAK NORTH II LLC,

NORVIN PIN OAK NORTH III LLC,

NORVIN PIN OAK NORTH IV LLC,

NORVIN PIN OAK NORTH V LLC, and

NORVIN PIN OAK NORTH VI LLC,
each a Delaware limited liability company

By:	Norvin Pin Oak Manager LLC,
a Delaware limited liability company,
its Manager

By:	/s/ Norman Livingston
Name:	Norman Livingston
Title:	Manager
Date:	5/29/19

LESSEE:

BIO-PATH HOLDINGS, INC.,

a Delaware corporation

By:	/s/ Peter H. Nielsen

Title:	President & CEO

Date:	5/16/2019

EXHIBIT A

WORK LETTER

Lessor shall provide Lessee the Improvement Allowance, towards all costs of improvements including, but not limited to, architectural and engineering services, permitting, labor, construction management fee as set forth in this Exhibit A and all labor and materials relating to construction within the Leased Premises. Any cost of improvements which, together with soft costs, would result in the total costs being in excess of Improvement Allowance will require Lessee’s prior written approval.

1.         Work by Lessor. Lessor shall cause to be constructed and/or installed in the Leased Premises the permanent leasehold improvements and tenant finish desired by Lessee and approved by Lessor, which the parties hereby agree will be the re-carpeting of the Leased Premises in certain locations identified by Lessee specified in the Final Plans defined below to be agreed to by Lessor and Lessee (collectively the “Leasehold Improvements”).

2.        Planning and Construction. Lessor and Lessee shall cooperate in good faith in the planning and construction of the Leasehold Improvements, and Lessee shall respond promptly to any request from Lessor or Lessor’s architect or contractor for Lessee’s approval of any particular aspect thereof, it being agreed and understood that it is the intent and desire of the parties that the to be approved plans for the Leasehold Improvements be completed by August 1, 2019 and that the Leasehold Improvements Completion Date (as defined below) will occur on or before November 1, 2019 (as may be extended by force majeure or any delay not directly caused by Lessee). The Final Plans shall be the plans approved by the parties and shall (i) utilize Lessor’s building standard materials and methods of construction, (ii) be compatible with the shell and core improvements and the design, construction and equipment of the Leased Premises, and (iii) comply with all applicable laws, rules, regulations, codes and ordinances.

(3)       Bids. Prior to commencing the Leasehold Improvements, Lessor shall competitively bid the Leasehold Improvements to three contractors. If the estimated total construction costs are expected to exceed the Improvement Allowance, Lessee shall be allowed to review the submitted bids from such contractors to value engineer any of Lessee’s requested alterations. In such case, Lessee shall notify Lessor of any items in the Working Drawings that Lessee desires to change within five business days after Lessor’s submission thereof to Lessee. If Lessee fails to notify Lessor of its election within such five business day period, Lessee shall be deemed to have approved the bids and be deemed to consent to such Excess Costs, if any. Lessee acknowledges that any cost estimates are prepared by the general contractor and Lessor shall not be liable to Lessee for any inaccuracy in any such estimates.

(4)       Changes to Final Plans. Lessee may initiate changes in the Final Plans. Each such change must receive the prior written approval of Lessor, such approval not to be unreasonably withheld or delayed; however, if such requested change would adversely affect (in the reasonable discretion of Lessor) (1) the Building’s structure or the Building’s systems (including the Building’s restrooms or mechanical rooms), (2) the exterior appearance of the Building, or (3) the appearance of the Building’s common areas or elevator lobby areas, Lessor may withhold its consent in its sole and absolute discretion. Any and all reasonable costs of reviewing any requested changes, and any and all costs of making any changes to the Final Plans which Lessee may request and which Lessor may agree to, shall be at Lessee’s sole cost and expense and shall be paid to Lessor within ten (1) days of Lessee receiving an itemized invoice describing such costs from Lessor and before execution of the change order.  In no event shall Lessor be obligated to perform any Improvements which would extend the construction period past the estimated Leasehold Improvements Completion Date set forth below, unless such extension was mutually agreed to in writing by Lessor and Lessee prior to the commencement of the construction.

5.        Quality of Work. Lessor shall supervise the construction of the Leasehold Improvements and shall use its diligent good faith efforts to cause same to be constructed and installed in a good and workmanlike manner in accordance with good industry practice and to be completed no later than November 1, 2019 (as may be extended by force majeure or any delay not directly caused by Lessee). Lessor will make reasonable efforts and will cause its contractors to make reasonable efforts to not unreasonably interfere with Lessee’s use of the Premises for general office use. However, Lessee understands and agrees that certain inconvenience to Lessee is expected during construction of the Leasehold Improvements.

6.         Construction. Lessor shall commence construction of the Improvements within ten (10) days following the later of (i) the approval of the Final Plans, or (ii) Lessor’s receipt of any necessary Permits.  Lessor shall diligently pursue completion of construction of the Improvements and use its commercially reasonable efforts to complete construction of the Improvements as soon as reasonably practicable. The “Leasehold Improvements Completion Date” shall mean the date upon which the Leasehold Improvements are substantially complete. The phrase “substantially complete” shall mean that (i) all construction debris has been removed from the Leased Premises and the Leased Premises are reasonably clean, (ii) the Leased Premises may reasonably be used and occupied for the purposes intended by Lessee, (iii) the progress of the construction of the Leasehold Improvements to date is such that final completion of the Leasehold Improvements can occur within a reasonable period of time and without undue interference to Lessee’s use of the Leased Premises, (iv) Leased Premises will be available for construction after business hours and on Fridays and weekends, and (v) all requisite approvals with respect to the Leasehold Improvements have been obtained from local governmental authorities having jurisdiction. If the Leasehold Improvements are not ready by Lessee’s anticipated deadline or thereafter for any reason, Lessor shall not be liable or responsible for any claims, damages or liabilities in connection therewith or by reason thereof. Notwithstanding the above, minor construction work that doesn’t unreasonable interfere with Lessee’s use and occupancy of the Leased Premises shall be allowed to be conducted during normal business hours. The estimated Leasehold Improvements Completion Date is estimated to be on or before November 1, 2019. It is understood and agreed that failure to substantially complete the Leasehold Improvements by November 1, 2019 shall not relieve Lessee from Base Rent commencement.

7.        Walk-Through; Punchlist. When Lessor considers the Leasehold Improvements in the Leased Premises to be substantially complete, Lessor will notify Lessee and, within three business days thereafter, Lessor’s representative and Lessee’s representative shall conduct a walk-through of the Leased Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Leasehold Improvements. Lessor shall use reasonable efforts to cause the contractor performing the Leasehold Improvements to complete all punchlist items within thirty (30) days after agreement thereon.

8.        Disclaimer of Warranty. LESSEE ACKNOWLEDGES THAT THE CONSTRUCTION AND INSTALLATION OF THE LEASEHOLD IMPROVEMENTS WILL BE PERFORMED BY AN UNAFFILIATED CONTRACTOR OR CONTRACTORS AND THAT ACCORDINGLY LESSOR HAS MADE AND WILL MAKE NO WARRANTIES TO LESSEE WITH RESPECT TO THE QUALITY OF CONSTRUCTION THEREOF OR AS TO THE CONDITION OF THE LEASED PREMISES, EITHER EXPRESS OR IMPLIED, AND THAT LESSOR EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY THAT THE LEASED PREMISES ARE OR WILL BE SUITABLE FOR LESSEE’S INTENDED COMMERCIAL PURPOSE. AS SET FORTH IN THE LEASE, LESSEE’S OBLIGATION TO PAY BASE AND ADDITIONAL RENTAL HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE LEASED PREMISES OR THE BUILDING OR THE PERFORMANCE BY LESSOR OF ITS OBLIGATIONS HEREUNDER, AND LESSEE SHALL CONTINUE TO PAY THE BASE AND ADDITIONAL RENTAL WITHOUT ABATEMENT, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LESSOR OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED. However, Lessor agrees that in the event that any defect in the construction of the Leasehold Improvements is discovered, Lessor will diligently pursue and seek to enforce any warranties of the contractor(s) and/or the manufacturer of any defective materials incorporated therein.

9.        Cost of Leasehold Improvements. Lessor shall pay all costs and expenses of the Leasehold Improvements up to the Improvement Allowance. In the event that the cost and expense of constructing and installing any portion of the Leasehold Improvements is estimated to exceed the Improvement Allowance (as reduced by the architectural and engineering costs, and the construction management fee as expressly provided for herein) (the additional is hereinafter the “Excess Cost”), Lessee shall, prior to Lessor’s awarding of the construction contract with respect to the Leasehold Improvements or, as applicable, Lessor performing any change order work, either of which will result in Excess Costs, within ten (10) days following Lessor’s demand (which shall include reasonable supporting detail of such Excess Cost), deposit with Lessor, one hundred percent (100%) of the amount of Lessor’s good faith, reasonable estimate of any Excess Cost. Lessor agrees to provide Lessee with a final reconciliation between Lessor and Lessee as to such Excess Costs as soon as reasonably possible after completion of the Leasehold Improvements. Notwithstanding the foregoing, in no event will Lessor award a construction contract or perform a change order which would result in Excess Cost without first obtaining Lessee’s prior written consent and Lessee shall not be liable for any Excess Costs that result from Lessor’s violation of this sentence. Any portion of the Improvement Allowance that is not utilized on or prior to December 31, 2019 (as may be extended by force majeure or any delay not directly caused by Lessee), shall be deemed forfeited by Lessee. No part of the Improvement Allowance may be used towards the payment or credit of Rent owed under the terms of the Lease Agreement.

10.       Construction Management Fee. Lessee acknowledges and agrees to pay Lessor a construction management fee equal to five percent (5%) of the total costs for designing and constructing the Leasehold Improvements. Such construction management fee may be paid for out of the Improvement Allowance.